EXHIBIT 10.10


Summary of Comprehensive Credit Facilities Agreement of Maximum Amount by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Longgang Division, Shenzhen Branch, Agricultural Bank of China ("Agricultural Bank of China") dated as of April 5, 2004.

         The contract number for this agreement is Shenzhen Longgang Nongyin Shouzi No. 200402370001. The contract term is April 5, 2004 to April 5, 2005, and the amount of credit to be extended by Agricultural Bank of China is RMB 200,000,000 Yuan. Remedies in the event of breach of contract include the adjustment of the credit amount, the suspension of credit, the imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of principal and interest before maturity. The agreement also provides that the Company cannot make a distribution to its shareholders before the loan is paid in full. It also provides that the Company must grant a mortgage to the Agricultural Bank of China upon obtaining a certificate of title for Bak Industrial Park.